Free Writing Prospectus

(to the Preliminary Prospectus

Supplement dated March 6, 2023)

Filed Pursuant to Rule 433

Registration No. 333-262379

AVNET, INC.

PRICING TERM SHEET

March 6, 2023

$500,000,000 6.250% Senior Notes due 2028

Issuer:	Avnet, Inc.

Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB- / BBB-

Principal Amount:	$500,000,000

Trade Date:	March 6, 2023

Settlement Date**:	March 9, 2023 (T+3)

Maturity:	March 15, 2028

Coupon (Interest Rate):	6.250%

Yield to Maturity:	6.315%

Price to Public:	99.723% of the principal amount

Spread to Benchmark Treasury:	+205 basis points

Benchmark Treasury:	4.00% due February 29, 2028

Benchmark Treasury Price and Yield:	98-26 1⁄4; 4.265%

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, commencing on September 15, 2023

Make-Whole Call:	Make-whole call at any time prior to February 15, 2028 at the greater of (i) the sum of the present values of the remaining scheduled payments of principal and interest discounted at the treasury rate plus 35 basis points less interest accrued to, but excluding, the redemption date and (ii) 100% of the principal amount of the notes being redeemed, plus, in either case, accrued and unpaid interest to, but excluding, the redemption date.

Par Call:	At any time on or after February 15, 2028, we may redeem all or any part of the notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	053807 AW3

ISIN Number:	US053807AW30

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Scotia Capital (USA) Inc. Truist Securities, Inc.

Passive Bookrunners	BNP Paribas Securities Corp. SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC

Senior Co-Managers	Academy Securities, Inc. Commerz Markets LLC HSBC Securities (USA) Inc. Santander US Capital Markets LLC Siebert Williams Shank & Co., LLC

Junior Co-Managers

Huntington Securities, Inc.

KBC Securities USA LLC

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

MUFG Securities Americas Inc.

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

UniCredit Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: It is expected that delivery of the notes will be made against payment therefor on or about March 9, 2023, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the delivery of the notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BofA Securities, Inc., J.P. Morgan Securities LLC, Scotia Capital (USA) Inc. or Truist Securities, Inc. can arrange to send you the prospectus if you request it by calling or e-mailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com; J.P. Morgan Securities LLC at 1-212-834-4533 (collect); Scotia Capital (USA) Inc. at 1-800-372-3930; or Truist Securities, Inc. at 1-800-685-4786 or truistsecurities.prospectus@truist.com.

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